Exhibit 16.1

February 28, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 28, 2012, of Jazz Pharmaceuticals Public Limited Company and are in agreement with the statements contained in the third paragraph on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP